Exhibit 10.10

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

INPIXON

AND

SYSOREX, INC.

DATED AS OF [____], 2018

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EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of [_____], 2018 (this “Agreement”), is by and between Inpixon, a Nevada corporation (“Parent”), and Sysorex, Inc., a Nevada corporation (“Sysorex”).

R E C I T A L S:

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that shall operate the Sysorex Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the Sysorex Business from the Parent Business (the “Separation”) and, following the Separation, to make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of all of the outstanding Sysorex Shares owned by Parent (the “Distribution”);

WHEREAS, in order to effectuate the Separation and Distribution, Parent and Sysorex have entered into a Separation and Distribution Agreement, dated as of August 7, 2018 (the “Separation and Distribution Agreement”);

WHEREAS, in addition to the matters addressed by the Separation and Distribution Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions of certain employment, compensation and benefit matters; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation and Distribution Agreement and the Ancillary Agreements represent the integrated agreement of Parent and Sysorex relating to the Separation and Distribution, are being entered into together and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below. Any terms that are capitalized but not otherwise defined herein shall have the respective meanings assigned to them in the Separation and Distribution Agreement.

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“Agreement” shall have the meaning set forth in the Preamble to this Agreement and shall include all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 7.17.

“Benefit Plan” shall mean any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Employee, or to any family member, dependent, or beneficiary of any such Employee, including cash or deferred arrangement plans, profit sharing plans, post-employment programs, pension plans, thrift plans, supplemental pension plans, welfare plans, stock option, stock purchase, stock appreciation rights, restricted stock, restricted stock units, performance stock units, other equity-based compensation and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, travel and accident, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, adoption assistance, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays; provided, however, that the term “Benefit Plan” does not include any government-sponsored benefits, such as workers’ compensation, unemployment or any similar plans, programs or policies or Individual Agreements.

“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Distribution” shall have the meaning set forth in the Recitals.

“Effective Time” shall have the meaning set forth in the Separation and Distribution Agreement.

“Employee” shall mean any Parent Employee or Sysorex Employee.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Former Employee” shall mean any individual who is a former employee of the Parent Group as of immediately prior to the Effective Time.

“HIPAA” shall mean the U.S. Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

“Individual Agreement” shall mean any individual (a) employment contract, (b) retention, severance or change in control agreement, (c) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of Taxes and living standards in the host country), or (d) other agreement containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) between a member of the Parent Group and a Sysorex Employee, as in effect immediately prior to the Effective Time.

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“IRS” shall mean the U.S. Internal Revenue Service.

“Parent” shall have the meaning set forth in the Preamble.

“Parent 401(k) Plan” shall mean the 401(k) Plan to be established by Parent at or after the Effective Time.

“Parent Benefit Plan” shall mean any Benefit Plan established, sponsored or maintained by Parent at or after the Effective Time.

“Parent Compensation Committee” shall mean the Compensation Committee of the Parent Board.

“Parent Employees” shall have the meaning set forth in Section 3.01.

“Parent Option Award” shall mean an award of options to purchase Parent Shares granted pursuant to the Parent Stock Incentive Plan that is outstanding as of immediately prior to the Effective Time.

“Parent Ratio” shall mean the quotient obtained by dividing (a) the Pre-Separation Parent Stock Value by (b) the Post-Separation Parent Stock Value.

“Parent Stock Incentive Plan” shall mean the Amended and Restated 2011 Employee Stock Incentive Plan.

“Parties” shall mean the parties to this Agreement.

“Post-Separation Parent Option Award” shall mean a Parent Option Award adjusted as of the Effective Time in accordance with Section 4.02(a).

“Post-Separation Parent Stock Value” shall mean the simple average of the closing per-share price of Parent Shares trading on the Nasdaq Capital Market for each of the first 5 full Trading Sessions immediately after the Effective Time.

“Pre-Separation Parent Stock Value” shall mean the closing per-share price of Parent Shares trading “regular way with due bills” on the Nasdaq Capital Market as of the last Trading Session prior to the Effective Time.

“Separation” shall have the meaning set forth in the Recitals.

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“Separation and Distribution Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Sysorex” shall have the meaning set forth in the Preamble.

“Sysorex 401(k) Plan” shall mean the Sysorex USA 401(k) Plan, established by Sysorex prior to the Effective Time.

“Sysorex Benefit Plan” shall mean any Benefit Plan established, sponsored, maintained or contributed to by a member of the Sysorex Group as of or prior to the Effective Time.

“Sysorex Board” shall mean the Board of Directors of Sysorex.

“Sysorex Employees” shall have the meaning set forth in Section 3.01.

“Sysorex Option Award” shall mean an award of options to purchase Sysorex Shares assumed by Sysorex pursuant to the Sysorex Stock Incentive Plan in accordance with Section 4.02(a).

“Sysorex Ratio” shall mean the quotient obtained by dividing (a) the Pre-Separation Parent Stock Value by (b) the Sysorex Stock Value.

“Sysorex Stock Incentive Plan” shall mean the Sysorex 2018 Equity Incentive Plan, as established by Sysorex as of the Effective Time pursuant to Section 4.01.

“Sysorex Stock Value” shall mean the simple average of the closing per-share price of Sysorex Shares trading on the OTCQB for each of the first 5 full Trading Sessions immediately after the Effective Time.

“Sysorex Welfare Plan” shall mean a Welfare Plan established, sponsored, maintained or contributed to by any member of the Sysorex Group for the benefit of Sysorex Employees.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Trading Session” shall mean the period of time during any given calendar day, commencing with the determination of the opening price on the Nasdaq Capital Market, as to the Parent Shares, or the OTCQB, as to the Sysorex Shares, and ending with the determination of the closing price on the Nasdaq Capital Market or the OTCQB, as applicable, in which trading in the Parent Shares or the Sysorex Shares, as applicable, is permitted.

“Transferred Director” shall mean each Sysorex non-employee director as of the Effective Time who served as a non-employee director on the Parent Board immediately prior to the Effective Time.

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“Welfare Plan” shall mean any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-Tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time-off programs, contribution funding toward a health savings account, flexible spending accounts, supplemental unemployment benefits or severance.

Section 1.02. Interpretation. Section 10.15 of the Separation and Distribution Agreement is hereby incorporated by reference.

ARTICLE II

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01. General Principles.

(a) Acceptance and Assumption of Sysorex Liabilities. Except as otherwise provided by this Agreement, on or prior to the Effective Time, but in any case prior to the Distribution, Sysorex and the applicable Sysorex Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a Sysorex Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Parent’s or Sysorex’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the Sysorex Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the Sysorex Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i) any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any Sysorex Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims under a Sysorex Benefit Plan, taking into account the Sysorex Benefit Plan’s assumption of Liabilities with respect to Sysorex Employees that were originally the Liabilities of the corresponding Parent Benefit Plan with respect to periods prior to the Effective Time; and

(iii) any and all Liabilities expressly assumed or retained by any member of the Sysorex Group pursuant to this Agreement.

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(b) Acceptance and Assumption of Parent Liabilities. Except as otherwise provided by this Agreement, on or prior to the Effective Time, but in any case prior to the Distribution, Parent and certain members of the Parent Group designated by Parent shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a Parent Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Parent’s or Sysorex’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the Sysorex Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the Sysorex Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i) any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any Parent Employees and Former Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims under a Parent Benefit Plan, taking into account a corresponding Sysorex Benefit Plan’s assumption of Liabilities with respect to Sysorex Employees that were originally the Liabilities of such Parent Benefit Plan with respect to periods prior to the Effective Time; and

(iii) any and all Liabilities expressly assumed or retained by any member of the Parent Group pursuant to this Agreement.

(c) Unaddressed Liabilities. To the extent that this Agreement does not address particular Liabilities under any Benefit Plan and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

Section 2.02. Service Credit. As of the Effective Time, the Sysorex Benefit Plans shall, and Sysorex shall cause each member of the Sysorex Group to, recognize for each Sysorex Employee who is employed immediately following the Effective Time by a member of the Sysorex Group, full service with Parent or any of its Subsidiaries or predecessor entities at or before the Effective Time, to the same extent that such service was recognized by Parent for similar purposes prior to the Effective Time as if such full service had been performed for a member of the Sysorex Group, for purposes of eligibility, vesting and determination of level of benefits under any such Sysorex Benefit Plan. As of the Effective Time, the Parent Benefit Plans shall, and Parent shall cause each member of the Parent Group to, recognize for each Parent Employee who is employed immediately following the Effective Time by a member of the Parent Group, full service with Sysorex or any of its Subsidiaries or predecessor entities at or before the Effective Time, to the same extent that such service was recognized by Sysorex for similar purposes prior to the Effective Time as if such full service had been performed for a member of the Parent Group, for purposes of eligibility, vesting and determination of level of benefits under any such Parent Benefit Plan.

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Section 2.03. Adoption and Transfer and Assumption of Benefit Plans.

(a) Adoption by Parent of Benefit Plans. As of no later than the Effective Time or as soon thereafter as is practicable, Parent shall adopt Benefit Plans (and related trusts, if applicable) as contemplated by, and in accordance with, the terms of this Agreement.

(b) Plans Not Required to Be Adopted. With respect to any Benefit Plan not listed or otherwise addressed in this Agreement, the Parties shall agree in good faith on the treatment of such plan taking into account the handling of any comparable plan under this Agreement and, notwithstanding that Parent shall not have an obligation to continue to maintain any such plan with respect to the provision of future benefits from and after the Effective Time, Parent shall remain obligated to pay or provide any previously accrued or incurred benefits to the Parent Employees consistent with Section 2.01(b) of this Agreement.

(c) Information and Operation. Each Party shall use its commercially reasonable efforts to provide the other Party with information describing each Benefit Plan election made by an Employee or Former Employee that may have application to such Party’s Benefit Plans from and after the Effective Time, and each Party shall use its commercially reasonable efforts to administer its Benefit Plans using those elections. Each Party shall, upon reasonable request, use its commercially reasonable efforts to provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s operation or administration of its Benefit Plans.

(d) No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, no participant in any Benefit Plan shall receive service credit or benefits to the extent that receipt of such service credit or benefits would result in duplication of benefits provided to such participant by the corresponding Benefit Plan or any other plan, program or arrangement sponsored or maintained by a member of the Group that sponsors the corresponding Benefit Plan. Furthermore, unless expressly provided for in this Agreement, the Separation and Distribution Agreement or in any Ancillary Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting distributions or entitlements under any Benefit Plan sponsored or maintained by a member of the Parent Group or member of the Sysorex Group on the part of any Employee or Former Employee.

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(e) Transition Services. The Parties acknowledge that the Parent Group or the Sysorex Group may provide administrative services for certain of the other Party’s compensation and benefit programs for a transitional period. The Parties agree to enter into a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in connection with such services. The parties agree to follow the alternate procedure for United States employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-35 so that each Parent Employee and each Sysorex Employee receives a single Form W-2 for 2018.

(f) Beneficiaries. References to Parent Employees, Sysorex Employees, Former Employees, and current and former non-employee directors of either Parent or Sysorex, shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.

Section 2.04. Individual Agreements.

(a) Assignment by Sysorex. To the extent necessary, Sysorex shall assign, or cause an applicable member of the Sysorex Group to assign, to Parent or another member of the Parent Group, as designated by Parent, all Individual Agreements, with such assignment to be effective as of no later than the Effective Time; provided, however, that to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Effective Time, each member of the Parent Group shall be considered to be a successor to each member of the Sysorex Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the Parent Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the business operations of the Parent Group; provided, further, that in no event shall Sysorex be permitted to enforce any Individual Agreement (including any agreement containing non-competition or non-solicitation covenants) against a Parent Employee for action taken in such individual’s capacity as a Parent Employee other than on behalf of Parent Group as requested by Parent Group in its capacity as a third-party beneficiary.

(b) Assumption by Parent. Effective as of the Effective Time, Parent shall assume and honor any individual agreement to which any Parent Employee is a party with any member of the Sysorex Group, including any Individual Agreement described in subsection (a) above.

ARTICLE III

ASSIGNMENT OF EMPLOYEES

Section 3.01. Assignment and Transfer of Employees. Effective as of no later than the Effective Time and except as otherwise agreed by the Parties, (a) the Parties shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the Sysorex Group as of immediately after the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence approved by the Parent Human Resources department or otherwise taken in accordance with applicable Law) (collectively, the “Sysorex Employees”) is employed by a member of the Sysorex Group as of immediately after the Effective Time, and (b) the Parties shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the Parent Group as of immediately after the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence approved by the Parent Human Resources department or otherwise taken in accordance with applicable Law) and any other individual employed by the Parent Group as of the Effective Time who is not a Sysorex Employee (collectively, the “Parent Employees”) is employed by a member of the Parent Group as of immediately after the Effective Time. Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

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Section 3.02. At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the Parent Group or any member of the Sysorex Group to (a) continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law) or (b) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law.

Section 3.03. Severance. The Parties acknowledge and agree that, except as required by applicable Law, the Separation, Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.03 shall not be deemed an involuntary termination of employment entitling any Sysorex Employee or Parent Employee to severance payments or benefits.

Section 3.04. Not a Change in Control. The Parties acknowledge and agree that neither the consummation of the Separation, Distribution nor any transaction contemplated by this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement shall be deemed a “change in control,” “change of control,” or term of similar import for purposes of any Benefit Plan sponsored or maintained by any member of the Parent Group or member of the Sysorex Group.

ARTICLE IV

EQUITY, INCENTIVE AND EXECUTIVE COMPENSATION

Section 4.01. Generally. Each Parent Option Award that is outstanding as of immediately prior to the Effective Time shall be adjusted as described below; provided, however, effective immediately prior to the Effective Time, the Parent Compensation Committee may provide for different adjustments with respect to some or all Parent Option Awards to the extent that the Parent Compensation Committee deems such adjustments necessary and appropriate. Any adjustments made by the Parent Compensation Committee pursuant to the foregoing sentence shall be deemed incorporated by reference herein as if fully set forth below and shall be binding on the Parties and their respective Affiliates. Before the Effective Time, the Sysorex Stock Incentive Plan shall be established, with such terms as are necessary to permit the implementation of the provisions of Section 4.02.

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Section 4.02. Treatment of Option Awards.

(a) Option Awards. Each Parent Option Award that is outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i) Parent Employees, Former Employees and Directors. If the holder is a Parent Employee, Former Employee or a non-employee director of Parent (other than a Transferred Director), such award shall be converted, as of the Effective Time, into a Post-Separation Parent Option Award and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such Parent Option Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time:

(A) the number of Parent Shares subject to such Post-Separation Parent Option Award shall be equal to the product, rounded down to the nearest whole share, of (I) the number of Parent Shares subject to the corresponding Parent Option Award immediately prior to the Effective Time, multiplied by (II) the Parent Ratio; and

(B) the per share exercise price of such Post-Separation Parent Option Award shall be equal to the quotient, rounded up to the nearest cent, of (I) the per share exercise price of the corresponding Parent Option Award immediately prior to the Effective Time, divided by (II) the Parent Ratio.

Notwithstanding anything to the contrary in this Section 4.02(a)(i), the exercise price, the number of Parent Shares subject to each Post-Separation Parent Option Award and the terms and conditions of exercise of such options shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(ii) Sysorex Employees and Directors. If the holder is a Sysorex Employee or a Transferred Director, such award shall be converted, as of the Effective Time, into a Sysorex Option Award and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such Parent Option Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time:

(A) the number of Parent Shares subject to such Sysorex Option Award shall be equal to the product, rounded down to the nearest whole share, of (I) the number of Parent Shares subject to the corresponding Parent Option Award immediately prior to the Effective Time, multiplied by (II) the Sysorex Ratio; and

(B) the per share exercise price of such Sysorex Option Award shall be equal to the quotient, rounded up to the nearest cent, of (I) the per share exercise price of the corresponding Parent Option Award immediately prior to the Effective Time, divided by (II) the Sysorex Ratio.

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Notwithstanding anything to the contrary in this Section 4.02(a)(ii), the exercise price, the number of Sysorex Shares subject to each Sysorex Option Award and the terms and conditions of exercise of such options shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(b) Settlement; Tax Reporting and Withholding.

(i) Except as otherwise provided in this Section 4.02(b), after the Effective Time, Post-Separation Parent Option Awards, regardless of by whom held, shall be settled by Parent, and Sysorex Option Awards, regardless of by whom held, shall be settled by Sysorex.

(ii) Upon the vesting, payment or settlement, as applicable, of Sysorex Option Awards, Sysorex shall be solely responsible for ensuring the satisfaction of all applicable Tax withholding requirements on behalf of each Sysorex Employee. Upon the vesting, payment or settlement, as applicable, of Post-Separation Parent Option Awards, Parent shall be solely responsible for ensuring the satisfaction of all applicable Tax withholding requirements on behalf of each Parent Employee or Former Employee. Following the Effective Time, Parent shall be responsible for all income Tax reporting in respect of Post-Separation Parent Option Awards held by Parent Employees, Former Employees and individuals who are or were Parent non-employee directors, and Sysorex shall be responsible for all income Tax reporting in respect of Sysorex Option Awards held by Sysorex Employees and Transferred Directors.

(c) Cooperation. Each of the Parties shall establish an appropriate administration system in order to administer, in an orderly manner, (i) exercises of vested Post-Separation Parent Options and Sysorex Options, (ii) the vesting and forfeiture of unvested Post-Separation Parent Option Awards and Sysorex Option Awards, and (iii) the withholding and reporting requirements with respect to all awards. Each of the Parties shall work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable Person’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for vesting and forfeiture of awards and Tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws.

(d) Registration and Other Regulatory Requirements. Sysorex agrees to file Forms S-1 or S-8 registration statements, as appropriate, with respect to, and to cause to be registered pursuant to the Securities Act, the Sysorex Shares authorized for issuance under the Sysorex Stock Incentive Plan, as required pursuant to the Securities Act, not later than the Effective Time and in any event before the date of issuance of any Sysorex Shares pursuant to the Sysorex Stock Incentive Plan. The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 4.02(d), including compliance with securities Laws and other legal requirements associated with equity compensation awards in affected non-U.S. jurisdictions. Parent agrees to facilitate the adoption and approval of the Sysorex Stock Incentive Plan consistent with the requirements of Treasury Regulations Section 1.162-27(f)(4)(iii).

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Section 4.03. Director Compensation. Parent shall be responsible for the payment of any fees for service on the Parent Board that are earned at, before, or after the Effective Time, and Sysorex shall not have any responsibility for any such payments. With respect to any Sysorex non-employee director, Sysorex shall be responsible for the payment of any fees for service on the Sysorex Board that are earned at any time after the Effective Time and Parent shall not have any responsibility for any such payments.

ARTICLE V

RETIREMENT PLANS

Section 5.01. Establishment of Plan. As soon as practicable after the Distribution Date, the Parent Board shall adopt and establish the Parent 401(k) Plan and a related trust, which shall be intended to meet the qualification requirements of Section 401(a) of the Code (including under Sections 401(k) and (m) of the Code) including the safe-harbor requirements of Section 401(k)(12) of the Code. Parent may make such changes, modifications or amendments to the Parent 401(k) Plan as may be required by applicable Law or as are necessary and appropriate to reflect the Separation or which result from vendor limitations. As soon as practicable after the Distribution Date, Parent shall provide Sysorex with (a) a copy of the Parent 401(k) Plan and related trust and applicable IRS volume submitter approval or other IRS favorable determination letter with respect to the plan and (b) a copy of certified resolutions of the Parent Board (or its authorized committee or other delegate) evidencing adoption of the Parent 401(k) Plan and related trust and the obligations described in Section 5.02.

Section 5.02. Transfer of Account Balances. Parent Employees shall be eligible to participate in the Parent 401(k) Plan as of the effective date of the plan to the extent that they were eligible to participate in the Sysorex 401(k) Plan as of immediately prior to the Effective Time. As soon as reasonably practicable following the effective date of the Parent 401(k) Plan, Sysorex shall cause the Sysorex 401(k) Plan to transfer to the Parent 401(k) Plan the account balances of Parent Employees, whether vested or non-vested, in the form of cash (or, in the case of loans, notes).

Section 5.03. Plan Fiduciaries. For all periods on and after the Effective Time, the Parties agree that the applicable fiduciaries of each of the Parent 401(k) Plan and the Sysorex 401(k) Plan, respectively, shall have the authority with respect to the Parent 401(k) Plan and the Sysorex 401(k) Plan, respectively, to determine the investment alternatives, the terms and conditions with respect to those investment alternatives and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents.

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ARTICLE VI

WELFARE BENEFIT PLANS

Section 6.01. Welfare Plans.

(a) Continued Participation in Sysorex Welfare Plans. For the period beginning on the date of the Distribution and ending on December 31, 2018 (or such later date as may be required under COBRA in the case of Parent Employees or former Parent Employees (or such Parent Employee’s or former Parent Employee’s eligible dependents) who have a “qualifying event” for the purposes of COBRA on or prior to the date of Distribution) (the “Participation Period”), (i) Parent Employees and former Parent Employees who participate in the Welfare Plans identified on Schedule 6.01(a) (such plans, the “Participation Period Plans”), and (ii) individuals who become employed by Parent who would become eligible to participate in the Participation Period Plans had the Distribution not occurred, shall continue to participate or begin to participate, as applicable in such Participation Period Plans during the Participation Period on the terms set forth in such Participation Period Plans. The Parties acknowledge and agree that, as of December 31, 2018, the Parent Employees who remain Parent Employees as of that date shall cease participation in the Sysorex Welfare Plans and, effective January 1, 2019, , such employees shall commence participation in the Parent Welfare Plans. To the extent the Participation Period applicable to a Parent Employee (or such Parent Employee’s eligible dependents) who experiences a “qualifying event” for the purposes of COBRA after the date of Distribution would otherwise extend beyond December 31, 2018, such Parent Employee shall become eligible for benefits solely pursuant to the Parent Welfare Plans, in accordance with COBRA and consistent with the terms generally available to active Parent Employees, as of January 1, 2019.

(b) Waiver of Conditions; Benefit Maximums. Parent has and shall continue to use commercially reasonable efforts to cause the Parent Welfare Plans to:

(i) with respect to initial enrollment, waive (A) all exclusions, and service conditions with respect to participation and coverage requirements applicable to any Parent Employee, other than limitations that were in effect with respect to the Parent Employee under the applicable Sysorex Welfare Plan as of immediately prior to the Distribution Date, and (B) any waiting period limitation or evidence of insurability requirement applicable to a Parent Employee other than limitations or requirements that were in effect with respect to such Parent Employee under the applicable Sysorex Welfare Plans as of immediately prior to the Distribution Date; and

(ii) take into account (A) with respect to aggregate annual or similar maximum benefits available under the Parent Welfare Plans, a Parent Employee’s prior claim experience under the Sysorex Welfare Plans and any Benefit Plan that provides leave benefits; and (B) any eligible expenses incurred by a Parent Employee and his or her covered dependents during the portion of the plan year of the applicable Sysorex Welfare Plan ending as of the Distribution Date to be taken into account under such Parent Welfare Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Parent Employee and his or her covered dependents for the applicable plan year to the same extent as such expenses were taken into account by Sysorex for similar purposes prior to the Distribution Date as if such amounts had been paid in accordance with such Parent Welfare Plan.

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(d) Allocation of Welfare Plan Assets and Liabilities.

(i) Except as otherwise provided in this Article VI, effective as of the Effective Time, the Parent Group shall retain or assume, as applicable, and be responsible for all Assets (including any insurance contracts, policies or other funding vehicles) and Liabilities relating to the Parent Welfare Plans, regardless of when arising, and the Sysorex Group shall retain or assume, as applicable, and be responsible for all Assets (including any insurance contracts, policies or other funding vehicles) and Liabilities relating to the Sysorex Welfare Plans, regardless of when arising.

(ii) For these purposes, a claim or Liability is deemed to be incurred: (A) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability; (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; and (C) with respect to disability benefits, upon the date of an Employee’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability.

Section 6.02. COBRA. The Sysorex Group shall be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the Sysorex Welfare Plans with respect to any Sysorex Employees or Former Employees (and their covered dependents) who incur a qualifying event under COBRA before, as of, or after the Distribution Date. Effective January 1, 2019, the Parent Group shall assume responsibility for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the Parent Welfare Plans with respect to any Parent Employees (and their covered dependents) who incur a qualifying event or loss of coverage under the Parent Welfare Plans after the Distribution Date. For purposes of this Section 6.02, any Former Employee who participated in the Sysorex Welfare Plans as of the date of such Former Employee’s qualifying event under COBRA shall be considered a Sysorex Employee. The Parties agree that the consummation of the transactions contemplated by the Separation and Distribution Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

Section 6.03. Vacation, Holidays and Leaves of Absence. Effective as of no later than the Effective Time, the Sysorex Group shall assume all Liabilities of the Sysorex Group with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each Sysorex Employee, unless otherwise required by applicable Law. The Parent Group shall retain all Liabilities with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each Parent Employee.

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Section 6.04. Severance and Unemployment Compensation. As of the Effective Time, the Sysorex Group shall assume and be responsible for any and all Liabilities relating to Sysorex Employees regardless of when arising and Former Employees who worked the majority of their time on Sysorex Group activities in respect of severance, unemployment compensation and supplemental unemployment benefits. The Parent Group shall retain or assume, as applicable, and be responsible for any and all Liabilities relating to Parent Employees regardless of when arising and Former Employees who worked the majority of their time on Parent Group activities in respect of severance, unemployment compensation and supplemental unemployment benefits.

Section 6.05. Workers’ Compensation. With respect to claims for workers’ compensation in the United States, (a) the Sysorex Group shall be responsible for claims in respect of Sysorex Employees regardless of when arising and Former Employees who worked the majority of their time on Sysorex Group activities , and (b) the Parent Group shall be responsible for all claims in respect of Parent Employees regardless of when arising and Former Employees who worked the majority of their time on Parent Group activities.

Section 6.06. Insurance Contracts. To the extent that any Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, the Parties shall cooperate and use their commercially reasonable efforts to replicate such insurance contracts for Sysorex or Parent as applicable (except to the extent that changes are required under applicable Law or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both Parent and Sysorex for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 6.06.

Section 6.07. Third-Party Vendors. Except as provided below, to the extent that any Welfare Plan is administered by a third-party vendor, the Parties shall cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for Parent or Sysorex, as applicable and to maintain any pricing discounts or other preferential terms for both Parent and Sysorex for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 6.07.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Information Sharing and Access.

(a) Sharing of Information. Subject to any limitations imposed by applicable Law, each of Parent and Sysorex (acting directly or through members of the Parent Group or the Sysorex Group, respectively) shall provide to the other Party and its authorized agents and vendors all information necessary (including information for purposes of determining benefit eligibility, participation, vesting, calculation of benefits) on a timely basis under the circumstances for the Party to perform its duties under this Agreement. Such information shall include information relating to equity awards under stock plans. To the extent that such information is maintained by a third-party vendor, each Party shall use its commercially reasonable efforts to require the third-party vendor to provide the necessary information and assist in resolving discrepancies or obtaining missing data.

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(b) Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law and to the extent that it has not done so before the Effective Time, Sysorex shall transfer to Parent any and all employment records (including any Form I-9, Form W-2 or other IRS forms) with respect to Parent Employees and other records reasonably required by Parent to enable Parent properly to carry out its obligations under this Agreement. Such transfer of records generally shall occur as soon as administratively practicable at or after the Effective Time. Each Party shall permit the other Party reasonable access to its Employee records, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.

(c) Access to Records. To the extent not inconsistent with this Agreement, the Separation and Distribution Agreement or any applicable privacy protection Laws or regulations, reasonable access to Employee-related and benefit plan related records after the Effective Time shall be provided to members of the Parent Group and members of the Sysorex Group pursuant to the terms and conditions of Article VI of the Separation and Distribution Agreement.

(d) Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, Parent and Sysorex shall comply with all applicable Laws, regulations and internal policies, and shall indemnify and hold harmless each other from and against any and all Liability, Actions, and damages that arise from a failure (by the indemnifying Party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations and internal policies applicable to such information.

(e) Cooperation. Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection Laws) all relevant documents, resolutions, government filings, data, payroll, employment and benefit plan information on regular timetables and cooperate as needed with respect to (i) any claims under or audit of or litigation with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion from the IRS or U.S. Department of Labor on behalf of any employee benefit plan, policy or arrangement contemplated by this Agreement, (iii) any filings that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor or any other Governmental Authority, and (iv) any audits by a Governmental Authority or corrective actions, relating to any Benefit Plan, labor or payroll practices; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

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(f) Confidentiality. Notwithstanding anything in this Agreement to the contrary, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be subject to Section 6.9 of the Separation and Distribution Agreement and the requirements of applicable Law.

Section 7.02. Preservation of Rights to Amend. Except as set forth in this Agreement, the rights of each member of the Parent Group and each member of the Sysorex Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 7.03. Fiduciary Matters. Parent and Sysorex each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 7.04. Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 7.05. Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Separation and Distribution Agreement and the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement, the Separation and Distribution Agreement and the Ancillary Agreements govern the arrangements in connection with the Separation and Distribution and would not have been entered independently.

(c) Parent represents on behalf of itself and each other member of the Parent Group, and Sysorex represents on behalf of itself and each other member of the Sysorex Group, as follows:

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(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(d) Each Party acknowledges that it and each other Party is executing this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 7.06. Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common Law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of California, irrespective of the choice of Laws principles of the State of California, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 7.07. Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement, the Separation and Distribution Agreement and all other Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

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Section 7.08. Third-Party Beneficiaries. Subject to the requirements of Section 2.04(a), the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder. There are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan. The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 7.09. Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.09):

If to Parent (prior to, on or after the Effective Time), to:

Inpixon

2479 E. Bayshore Road, Suite 195

Palo Alto, California 94303

Attn.: Chief Executive Officer

with a copy to (which will not constitute notice):

Melanie Figueroa, Esq.

Mitchell Silberberg & Knupp LLP

12 East 49th Street, 30th Floor

New York, New York 10017

If to Sysorex (prior to the Effective Time), to:

Sysorex, Inc.

2479 E. Bayshore Road, Suite 195

Palo Alto, California 94303

Attn.: Chief Executive Officer

with a copy to (which will not constitute notice):

Melanie Figueroa, Esq.

Mitchell Silberberg & Knupp LLP

12 East 49th Street, 30th Floor

New York, New York 10017

If to Sysorex (from and after the Effective Time), to:

Sysorex, Inc.

2355 Dulles Corner Boulevard, Suite 600

Herndon, Virginia 20171

Attn.: Chief Executive Officer

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with copies to (which will not constitute notice):

Melanie Figueroa, Esq.

Mitchell Silberberg & Knupp LLP

12 East 49th Street, 30th Floor

New York, New York 10017

Addison K. Adams, Esq.
Adams Corporate Law, Inc.
1851 E 1st St, Suite 900

Santa Ana, California 92705

A Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 7.10. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 7.11. Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

Section 7.12. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.13. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and Distribution and shall remain in full force and effect.

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Section 7.14. Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.15. Dispute Resolution. The dispute resolution procedures set forth in Article VII of the Separation and Distribution Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.

Section 7.16. Specific Performance. Subject to the provisions of Article VII of the Separation and Distribution Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, are inadequate compensation for any Loss and that any defense in any Action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties.

Section 7.17. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 7.18. Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in the United States or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date set forth in the introductory paragraph of this Agreement.

Section 7.19. Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither Sysorex or any member of the Sysorex Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

Section 7.20. Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be executed by their duly authorized representatives as of the date first written above.

INPIXON

By:
Nadir Ali, Chief Executive Officer

SYSOREX, INC.

By:
Zaman Khan, President

[Signature Page to Employee Matters Agreement]

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